Exhibit (a)(7)

To be sent May 14, 2003

TO: All Managers

FROM: Shareholder Services

SUBJECT: URGENT NOTIFICATION—STOCK OPTION EXCHANGE PROGRAM

MESSAGE: This message is to inform you that Novell is commencing a Stock Option Exchange Program today. Information regarding the program will be sent to all employees worldwide in approximately two hours.

The documents relating to the stock option exchange program can be reviewed at:

https://innerweb.novell.com/organizations/finance/shareholder_services/

Regards

Betty DePaola, Director Shareholder Services